Exhibit (c)(5) Project Aviary Presentation to the Board of Directors February 6, 2026

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Centerview Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Board of Directors of Personalis (“Pelican” or the “Company”) in connection with its evaluation of a potential sale of Pelican and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Pelican and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Pelican. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pelican or any other entity, or concerning the solvency or fair value of Pelican or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Pelican as to the future financial performance of Pelican, and at your direction Centerview has relied upon such forecasts, as provided by Pelican management, with respect to Pelican. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Pelican. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of Pelican (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Pelican or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 2

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – TD Cowen Disclaimer These materials were prepared exclusively for the benefit and internal use of the TD Securities client (the “Company” or “you”) to whom they are directly addressed and delivered in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions. These materials were compiled or prepared on a confidential basis solely and exclusively for the use of the Company and not with a view to public disclosure or to conform to any disclosure standards under any securities laws or other laws, rules or regulations. The information is for discussion purposes only, and must not be copied or reproduced, or disclosed, , distributed or passed to others at any time without the prior written consent of TD Securities. These materials may not be used for any purpose other than as may be specifically contemplated by a written agreement with TD Securities. These materials and the information contained herein do not purport to be all-inclusive or to contain all of the information, or to identify or suggest all of the risks (direct or indirect), that may be associated with any possible transaction or transactions or that may be necessary to evaluate any possible transaction or transactions. The information in this presentation reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. TD Securities’ opinions and estimates constitute TD Securities’ judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing the materials, TD Securities has relied upon documents and information prepared for or supplied to TD Securities by the Company and other sources, without independent verification by TD Securities. 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– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Situation Update and Today’s Objectives ▪ Centerview and TD Cowen authorized to contact Morgan Stanley at 2/2 Board meeting – Conversation on 2/3 relaying that the Board is forming a response and will respond to Toucan’s outreach in due course Updates Since Last Board Meeting ▪ Cooley conducted outreach to and held preliminary discussions with Latham ▪ Pelican Management updated its preliminary long-term forecast and furnished it to Centerview and TD Cowen to provide preliminary valuation perspectives ▪ Review Pelican preliminary valuation perspectives – Focus on preliminary intrinsic valuation and associated sensitivities today Today’s Objectives ▪ Authorize a more formal response to Morgan Stanley ▪ Review preliminary perspectives on Toucan 4

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican Public Market Perspectives 5

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Pelican Share Price Performance Since January 2023

Share Price Performance

	YTD	1-Yr	3-Yr
Pelican	(7%)	+39%	+90%
Peers[(1)]	(7%)	(12%)	(15%)


Pelican
Peers(1)
$12
$10
$8
$6
$4
$2
$1.98
$0
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
Apr-24
Jul-24
Oct-24
Jan-25
Apr-25
Jul-25
Oct-25
Jan-26
2/3/23: Announced new agreement with Moderna for use of NeXT platform in personalized mRNA cancer vaccine trials
11/28/23: Announced strategic collaboration with Toucan to co-commercialize NeXT Personal Dx
8/16/24: Announced expansion of collaboration with Toucan with Toucan investing $36mm into Pelican
12/16/24: Expanded collab. with Toucan for biopharma access
12/19/24: Announced $50mm investment from Merck via private placement and extension of collaboration with Moderna for ImmunoID NeXT Platform
10/16/25: Announced new positive data of use of NeXT Personal in AstraZeneca NSCLC P3 trial
7/9/25: Announced expansion of strategic collaboration with Toucan, adding CRC to commercialization agreement
1/8/26: Announced prelim. FY'25 results; reported 41% QoQ growth and 400% YoY increase in clinical test volumes
11/10/25: Announced Medicare coverage for MRD tests in breast cancer
11/4/25: Announced. 3Q'25 results; reported 26% QoQ growth in clinical test volumes
$7.42
+274%
$2.10
+6%

Distribution of Trading Volume Since January 2023


# of shares (in mm)
% distribution
92
14%
148
23%
197
31%
96
15%
87
14%
21
3%
$0 - $2
$2 - $4
$4 - $6
$6 - $8
$8 - $10
$10 - $12

Source: FactSet as of 2/5/26. (1) Peers includes Natera, Guardant, Toucan, Caris, Grail, BillionToOne, Adaptive, Veracyte, GeneDx, 10x Genomics, and CareDx.

6

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican Wall Street Perspectives Current Price: $7.42 Median PT = +48% vs. current Valuation Revenue EBITDA Broker Price Target Method Metric 2026E 2027E 2026E 2027E $13 -- DCF DCF @ 9.5% WACC, 3.5% PGR $81 $107 n.a. n.a. Buy (Subbu Nambi) 11.2x 2027E EV/Rev. $12 -- Revenue Multiple 80 115 n.a. n.a. 10% Discount Buy (Mark Massaro) $11 -- -- -- 77 103 (85) (69) Buy (Dan Brennan) $11 -- Revenue Multiple 9.2x 2026E EV/Rev. 89 n.a. n.a. n.a. Buy (Thomas Flaten) $11 Revenue Multiple -- 84 108 (78) (57) Hold (Kallum Titchmarsh) $10 Revenue Multiple ~7x 2027E EV/Rev. 81 112 (72) (63) Buy (Bill Bonello) $10 Revenue Multiple 9.0x 2026E EV/Rev. 95 108 (94) (99) Buy (Mike Matson) Median $11 $81 $108 ($81) ($66) 7 Source: Wall Street Research and FactSet as of 2/5/26. Note: dollars in millions, except per share amounts.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Preliminary Pelican Management Financial Projections 8

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Pelican Preliminary Management Plan: Revenue Detail

Segment	Asset	Tests / Samples	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	'30-34E CAGR	'26-34E CAGR
Clinical Diagnostics	NeXT Personal Dx	1st Timepoint Tests	15,140	26,313	47,364	71,045	103,016	141,132	182,060	220,292	248,930	25%	42%
		Subsequent Plasma Tests	34,502	63,615	159,036	294,217	535,476	867,471	1,231,808	1,502,806	1,683,143	33%	63%
		Tests	**49,642**	**89,928**	**206,400**	**365,263**	**638,491**	**1,008,602**	**1,413,868**	**1,723,099**	**1,932,073**	**32%**	**58%**
	NeXT Dx	Tests	1,756	3,143	5,658	8,486	12,305	16,858	21,747	26,314	29,734	25%	42%
	Clinical Diagnostic Revenue ($mm)		**$25**	**$69**	**$177**	**$333**	**$571**	**$898**	**$1,277**	**$1,611**	**$1,875**	**35%**	**71%**
Personal Cancer Vaccines		Samples	2,873	9,337	13,352	40,057	100,142	150,213	180,256	195,217	210,249	20%	71%
	PCV Revenue ($mm)		**$10**	**$14**	**$20**	**$40**	**$100**	**$150**	**$180**	**$195**	**$210**	**20%**	**46%**
Biopharma	NeXT Tissue	Samples	12,887	13,067	13,525	14,512	15,673	16,237	17,244	18,451	20,480	7%	6%
	NeXT Personal	Samples - WGS	2,439	3,415	4,439	5,549	6,936	8,670	10,837	13,005	15,606	22%	26%
		Samples - Timepoints	7,317	10,244	13,317	16,646	20,808	26,010	32,512	39,014	46,817	22%	26%
		Tests	**9,756**	**13,658**	**17,756**	**22,195**	**27,744**	**34,680**	**43,349**	**52,019**	**62,423**	**22%**	**26%**
	CTA/CDx Exome/MRD	Samples	150	225	338	422	527	659	791	949	1,139	21%	29%
	Biopharma Revenue ($mm)[1]		**$53**	**$61**	**$69**	**$79**	**$90**	**$103**	**$118**	**$136**	**$155**	**15%**	**15%**
Population Sequencing	Samples		33,189	36,876	40,969	45,517	50,569	56,183	62,419	69,347	77,045	11%	11%
	Population Sequencing Revenue ($mm)		**$10**	**$10**	**$10**	**$10**	**$10**	**$10**	**$10**	**$10**	**$10**	**0%**	**0%**
WholeCo Revenue ($mm)			**$98**	**$153**	**$276**	**$462**	**$772**	**$1,162**	**$1,585**	**$1,952**	**$2,250**	**31%**	**48%**

9

Source: Pelican Management. Note: Dollars in millions. (1) Revenue includes CTA/CDx milestones.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican Preliminary Management Plan: Double Click on Revenue ’26E ’30E ’34E ‘26 – ‘34E Revenue Revenue Revenue CAGR +48% Clinical Diagnostics $2,250 +31% $10 Biopharma +0% $155 +15% Personal Cancer Vaccine $210 +46% Population Sequencing +71% $1,875 $772 +68% $10 $90 $100 $571 $98 2026E 2030E 2034E Memo: Clinical Diagnositcs Revenue Mix NeXT Personal Dx Breast 32% 25% 25% I-O Monitoring 41% 34% 33% Lung 19% 16% 16% CRC – 13% 13% Other Indications – 8% 11% NeXT Dx 7% 4% 3% 10 Source: Pelican Management. Note: Dollars in millions.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican Preliminary Management Plan: Revenue and Adj. EBITDA Overview 2026E-2034E Prelim. Management Plan 2035E-2039E Management Extrapolation ‘35-‘39 CAGR: +8% ‘30-‘34 CAGR: +31% ‘26-‘29 CAGR: +68% $3,476 $3,310 $3,092 $2,833 $2,548 $2,250 $1,952 $1,585 $1,162 $772 $462 $276 $153 $85 $98 $70 2024A 2025A 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E Total YoY Growth: n.a. (18%) +40% +57% +80% +67% +67% +51% +36% +23% +15% +13% +11% +9% +7% +5% ‘35-‘39 CAGR: +8% ‘30-‘34 CAGR: +74% $988 $941 $879 $806 $725 $640 $483 $334 $186 $70 ($15) ($57) ($71) ($78) ($91) ($103) 2024A 2025A 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E % Margin: NM NM NM NM NM NM 9% 16% 21% 25% 28% 28% 28% 28% 28% 28% 11 Source: Pelican Management. Note: Dollars in millions. (1) Reflects EBITDA burdened by SBC expense. (1) Adj. EBITDA Revenue

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican Preliminary Management Plan Overview: Summary P&L 2026E-2034E Prelim. Management Plan 2035E-2039E Management Extrapolation 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E Revenue $98 $153 $276 $462 $772 $1,162 $1,585 $1,952 $2,250 $2,548 $2,833 $3,092 $3,310 $3,476 % Growth 40% 57% 80% 67% 67% 51% 36% 23% 15% 13% 11% 9% 7% 5% (Less:) COGS (73) (99) (153) (215) (309) (423) (528) (601) (654) (740) (823) (898) (962) (1,010) Gross Profit $24 $54 $123 $247 $462 $739 $1,058 $1,351 $1,597 $1,808 $2,010 $2,194 $2,349 $2,466 % Margin 25% 35% 45% 53% 60% 64% 67% 69% 71% 71% 71% 71% 71% 71% (Less:) S&M (47) (56) (94) (146) (232) (349) (476) (576) (642) (727) (808) (882) (944) (991) (Less:) G&A (28) (28) (37) (44) (56) (71) (89) (105) (118) (133) (148) (162) (173) (182) (Less:) R&D (66) (70) (76) (88) (123) (154) (182) (213) (226) (256) (284) (310) (332) (349) (Less:) Partner Co-Dev't Fee 4 – – – – – – – – – – – – – EBIT ($112) ($100) ($84) ($31) $51 $165 $311 $457 $611 $692 $769 $839 $899 $944 (Plus:) D&A 9 9 13 15 19 21 23 25 29 33 37 40 43 45 Adj. EBITDA ($103) ($91) ($71) ($15) $70 $186 $334 $483 $640 $725 $806 $879 $941 $988 % Margin NM NM NM NM 9% 16% 21% 25% 28% 28% 28% 28% 28% 28% (Plus:) SBC 10 10 25 33 38 46 50 50 56 63 70 76 82 86 Adj. EBITDA (excl. SBC) ($93) ($81) ($46) $18 $108 $232 $384 $533 $696 $788 $876 $956 $1,023 $1,074 % Margin NM NM NM 4% 14% 20% 24% 27% 31% 31% 31% 31% 31% 31% 12 Source: Pelican Management. Note: Dollars in millions.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican Preliminary Management Plan in Context: Comparison vs. Consensus Current Revenues in Preliminary Management Plan are above Street through 2030; only one broker with estimates 2028+ (1) Revenue Adj. EBITDA $772 $70 Limited Wall Street Projections Past 2027 $462 ($15) ($66) $276 ($81) ($71) $198 $153 $163 $98 ($91) $132 $108 ($103) $81 2026E 2027E 2028E 2029E 2030E 2026E 2027E 2028E 2029E 2030E Memo: # of Est. Memo: # of Est. 7 6 1 1 1 4 4 – – – Prelim. Management Plan vs. Consensus: Prelim. Management Plan vs. Consensus: +21% +42% +110% +184% +290% (26%) (38%) NA NA NA Mgmt. Consensus (Median) 13 Source: Pelican Management, Wall Street research. Note: Dollars in millions. (1) Reflects EBITDA burdened by SBC expense.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Preliminary Centerview Financial Analysis 14

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Preliminary Financial Analysis: Overview of Valuation Methodologies Comments 52-Week Trading ▪ Pelican trading levels over the past 12 months Range Analyst For ▪ Future price targets based on latest analyst reports assuming range of outlooks and assumptions Reference Price Targets Only Precedent ▪ Analysis of premiums paid in selected life sciences transactions Premia Paid ▪ Based on projected unlevered free cash flows as of 3/31/26 Discounted Cash Flow ▪ Includes impact of estimated 3/31/26 balance sheet net cash and accounts for value of tax assets (“DCF”) Analysis ▪ 16.0% to 18.0% WACC, 3.0% to 5.0% perpetuity growth rate ▪ Selected publicly traded companies Core Selected Public Methodologies Company Analysis ▪ Valuation based on range of Enterprise Value / NTM Sales Multiples ▪ Selected precedent transactions Selected Transaction Analysis ▪ Valuation based on range of Enterprise Value / NTM Sales Multiples 15

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Preliminary Financial Analysis: Discounted Cash Flow Analysis – Preliminary Management Plan Unlevered Free Cash Flow Projections CAGR Preliminary Management Plan Management Extrapolation Period 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E '30E-'34E '26E-34E Revenue $98 $153 $276 $462 $772 $1,162 $1,585 $1,952 $2,250 $2,548 $2,833 $3,092 $3,310 $3,476 31% 48% % Growth 15% 92% 80% 67% 67% 51% 36% 23% 15% 13% 11% 9% 7% 5% Adj. EBITDA ($93) ($81) ($46) $18 $108 $232 $384 $533 $696 $788 $876 $956 $1,023 $1,074 59% NM % Margin NM NM NM 4% 14% 20% 24% 27% 31% 31% 31% 31% 31% 31% (Less): SBC (10) (10) (25) (33) (38) (46) (50) (50) (56) (63) (70) (76) (82) (86) Adj. EBITDA (less SBC) ($103) ($91) ($71) ($15) $70 $186 $334 $483 $640 $725 $806 $879 $941 $988 74% NM (Less): D&A (9) (9) (13) (15) (19) (21) (23) (25) (29) (33) (37) (40) (43) (45) Operating Profit ($112) ($100) ($84) ($31) $51 $165 $311 $457 $611 $692 $769 $839 $899 $944 (1) (Less): Taxes (Excl. NOLs) – – – – (14) (46) (87) (128) (171) (194) (215) (235) (251) (264) NOPAT ($112) ($100) ($84) ($31) $37 $119 $224 $329 $440 $498 $554 $605 $647 $680 Plus: D&A 9 9 13 15 19 21 23 25 29 33 37 40 43 45 (Less): Capex (10) (12) (12) (12) (50) (20) (20) (25) (30) (34) (38) (41) (44) (46) (Less): Δ in NWC (0) (3) 18 (1) 2 (0) 1 (2) (7) (7) (7) (6) (5) (4) UFCF ($113) ($106) ($65) ($28) $8 $120 $228 $328 $432 $490 $546 $597 $640 $674 Memo: 2Q-4Q'26 uFCF ($80) Impact from NOLs – – – – 10 28 48 70 3 – – – – – Implied Enterprise Value ($bn) Implied Share Price Implied Terminal EV / LTM Sales PGR PGR PGR 3.0% 4.0% 5.0% 3.0% 4.0% 5.0% 3.0% 4.0% 5.0% 16.0% $1.5 $1.6 $1.7 16.0% $15.30 $15.90 $16.60 16.0% 1.7x 1.8x 2.0x 17.0% 1.3 1.4 1.4 17.0% 13.60 14.05 14.55 17.0% 1.5x 1.7x 1.8x 18.0% 1.2 1.2 1.2 18.0% 12.15 12.50 12.90 18.0% 1.5x 1.6x 1.7x Source: Company filings, FactSet and Pelican Management. Notes: Dollars in millions, except for per share amounts and where otherwise stated. Share prices rounded to nearest $0.05. DCF analysis assumes valuation as of March 31, 2026 using mid-year convention applied to projected free cash flows. Implied share price reflects estimated 3/31/2026 cash balance of $230mm. Fully diluted shares underlying the analysis from Pelican management based on basic shares of 88.8mm as of 10/28/25, pro forma for 16 12.9mm shares from $109mm at-the-market sales program executed at a weighted-average price of $8.43 per share and dilution under treasury stock method (TSM) of 12.8mm service-based stock options with a weighted-average exercise price (WAEP) of $4.71, 0.3mm performance-based stock options with a WAEP of $1.61, 0.2mm RSUs, and 0.6mm PSUs all as of 9/30/25. (1) Reflects 29.8% tax rate applied to operating profit. WACC WACC WACC

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Preliminary Financial Analysis:
Illustrative Discounted Cash Flow Sensitivity Analysis

Sensitivity		Value Per Share Impact (vs. Prelim. Management Plan)	Implied Share Price
Prelim. Management Plan Valuation Midpoint			*DCF Midpoint: $14*
Revenue	***+1.0mm* NeXT Personal Dx Tests in 2034E** (Prelim. Mgmt. Plan: 1.9mm) 2030E-2034E Revenue CAGR of 42% (vs. 31%)	+$11	**$25 / share** 2034E Rev: $3.1bn
	***+0.5mm* NeXT Personal Dx Tests in 2034E** (Prelim. Mgmt. Plan: 1.9mm) 2030E-2034E Revenue CAGR of 36% (vs. 31%)	+$6	**$20 / share** 2034E Rev: $2.7bn
	***(0.5mm)* NeXT Personal Dx Tests in 2034E** (Prelim. Mgmt. Plan: 1.9mm) 2030E-2034E Revenue CAGR of 23% (vs. 31%)	($4)	**$10 / share** 2034E Rev: $1.8bn
Gross Margin	**60% Gross Margin Steady State** (Prelim. Mgmt. Plan: 71%, -11%)	($6)	**$8 / share**
R&D	**15% Run-Rate R&D (% of Rev.)** (Prelim. Mgmt. Plan: 10%, +5%)	($3)	**$11 / share**
Perpetuity Growth Rate	**+ / - 100bps in PGR** (4.0% PGR Midpoint)	($0) / +$1	**$14 / share** / **$15 / share**
Discount Rate	**+ / - 100bps in Discount Rate** (17.0% Discount Rate Midpoint)	($2) / +$2	**$12 / share** / **$16 / share**

Source: Pelican Management. Note: Dollars in millions, except for per share amounts and where otherwise stated. Share prices rounded to nearest $1. DCF analysis assumes valuation as of March 31, 2026 using mid-year convention applied to projected free cash flows. Implied share price reflects estimated 3/31/2026 cash balance of $230mm. Fully diluted shares underlying the analysis from Pelican management based on basic shares of 88.8mm as of 10/28/25, pro forma for 12.9mm shares from $109mm at-the-market sales program executed at a weighted-average price of $8.43 per share and dilution under treasury stock method (TSM) of 12.8mm service-based stock options with a weighted-average exercise price (WAEP) of $4.71, 0.3mm performance-based stock options with a WAEP of $1.61, 0.2mm RSUs, and 0.6mm PSUs all as of 9/30/25.

17

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Selected Publicly-Traded Companies Market Revenue ($bn) EV / EV/ (1) Company Cap. ($bn) EV ($bn) 2026E 2027E 2028E '26-'28E CAGR NTM Rev. LTM EBITDA Natera $29.8 $28.8 $2.6 $3.1 $3.6 18% 10.9x n.m. Guardant 14.8 14.4 1.2 1.6 2.0 27% 11.4x n.m. Toucan 9.8 10.2 1.6 2.0 2.4 23% 6.3x n.m. Caris 6.3 5.9 1.0 1.2 1.4 21% 5.9x n.m. Grail 4.8 3.8 0.2 0.2 0.3 34% n.m. n.m. BillionToOne 4.6 4.2 0.4 0.5 0.7 32% 10.2x n.m. Veracyte 2.8 2.5 0.6 0.6 0.7 12% 4.3x 26.7x Adaptive 2.8 2.6 0.3 0.3 0.4 21% 9.5x n.m. GeneDx 2.6 2.5 0.5 0.7 0.8 20% 4.5x n.m. 10x Genomics 2.4 1.9 0.6 0.7 0.7 8% 3.0x n.m. CareDx 1.0 0.8 0.4 0.5 0.5 12% 1.9x 20.7x 75th Percentile 25% 10.0x 25.2x Median 21% 6.1x 23.7x 25th Percentile 15% 4.4x 22.2x Pelican (Cons.) $0.1 $0.1 $0.1 28% 6.6x n.m. $0.8 $0.6 Pelican Mgmt. 0.1 0.2 0.3 68% 5.5x n.m. 18 Source: FactSet and Wall Street research as of 2/5/26. Note: Dollars in USD. EBITDA peer multiples range bound between 0 and 30. Revenue peer multiples range bound between 0 and 20. (1) Reflects EBITDA burdened by SBC expense.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Selected Precedent Transactions

Annc. Date	Target	Acquiror	Offer Value ($bn)	Enterprise Value ($bn)	% Premium To: Unaffected	% Premium To: 52-Wk. High	% Stock	Implied EV / LTM Sales	Implied EV / NTM Sales	NTM Sales Growth %
Mar-21	GenMark	Roche	$1.8	$1.8	43%	26%	–	10.5x	9.7x	8%
Jul-19	Genomic Health	Exact Sciences	2.8	2.6	11%	(20%)	62%	6.1x	5.5x	11%
Jun-18	Foundation[(1)]	Roche[(1)]	5.3	5.3	34%	28%	–	28.4x	19.7x	44%
Sep-16	Cepheid	Danaher	4.4	4.0	54%	0%	–	6.7x	5.9x	15%
75th Percentile					+45%	+26%	15%	14.9x	12.2x	+22%
Median					+39%	+13%	–	8.6x	7.8x	+13%
25th Percentile					+28%	(5%)	–	6.6x	5.8x	+10%
Memo: Selected Others										
Jul-22	Meridian	SD Biosensor / SJL Partners	$1.5	$1.5	8%	1%	–	4.3x	4.5x	(5%)
Dec-21	Ortho Clinical	Quidel	6.0	8.0	25%	10%	71%	3.9x	3.8x	3%
May-21	Immunodiagnostic Systems	PerkinElmer	0.2	0.1	50%	41%	–	2.6x	NA	NA
Jul-16	Sequenom	LabCorp	0.3	0.4	179%	(19%)	–	3.2x	2.9x	11%
Feb-16	Alere[(2)]	Abbott[(2)]	5.1	8.1	53%	1%	–	3.3x	3.3x	1%
Jan-16	Affymetrix	Thermo Fisher	1.5	1.3	50%	7%	–	3.7x	3.6x	4%
75th Percentile					+52%	+9%	–	3.9x	3.8x	+4%
Median					+50%	+4%	–	3.5x	3.6x	+3%
25th Percentile					+31%	+1%	–	3.2x	3.3x	+1%

19

Source: Public filings, Wall Street research, and FactSet as of 2/5/26. Includes life science tools and diagnostics deals from 2016-2026YTD.
(1) Transaction reflects offer value for 100% of company; prior to transaction announcement Roche owned ~56% of outstanding shares. (2) Reflects metrics as of initial February 2016 announcement.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Preliminary TD Cowen Financial Analysis 20

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Selected Public Companies Analysis

(US$ in Millions)

Company	Market Cap	Enterprise Value	Cash Balance	YTD Trading Performance	Revenue			'25E-'27E Revenue CAGR	'26E Gross Margin	EV / Revenue		
					2025E	2026E	2027E			2025E	2026E	2027E
natera	$29,797	$28,835	$1,042	(14%)	$2,222	$2,600	$3,115	18%	64%	12.98x	11.09x	9.26x
GUARDANT	14,807	14,400	1,300	(4%)	969	1,230	1,560	27%	65%	14.86x	11.71x	9.23x
TEMPUS	9,802	10,216	875	(11%)	1,265	1,578	1,964	25%	63%	8.08x	6.47x	5.20x
CARIS LIFE SCIENCES	6,335	5,933	802	(21%)	800	987	1,202	23%	66%	7.42x	6.01x	4.94x
GRAIL	4,779	3,765	1,014	10%	147	175	207	19%	48%	25.60x	21.48x	18.19x
BILLION TO ONE	4,578	4,178	482	4%	296	397	535	34%	67%	14.11x	10.51x	7.81x
veracyte	2,845	2,479	366	(17%)	512	566	638	12%	73%	4.84x	4.38x	3.88x
Adaptive	2,801	2,574	227	1%	264	267	324	11%	70%	9.74x	9.66x	7.95x
GeneDx	2,575	2,457	172	(35%)	427	540	665	25%	72%	5.76x	4.55x	3.70x
CareDx	1,017	817	200	(3%)	374	418	462	11%	70%	2.18x	1.95x	1.77x
Min	$1,017	$817	$172	(35%)	$147	$175	$207	11%	48%	2.18x	1.95x	1.77x
25th Percentile	2,812	2,503	262	(16%)	316	402	480	13%	64%	6.17x	4.92x	4.15x
Mean	7,934	7,565	648	(9%)	728	876	1,067	20%	66%	10.55x	8.78x	7.19x
Median	4,679	3,971	642	(7%)	470	553	652	21%	66%	8.91x	8.07x	6.51x
75th Percentile	8,935	9,145	979	0%	927	1,169	1,471	25%	70%	13.83x	10.95x	8.91x
Max	29,797	28,835	1,300	10%	2,222	2,600	3,115	34%	73%	25.60x	21.48x	18.19x
PELICAN Management Case	$828	$572	$261	(7%)	$70	$98	$153	48%	25%	8.21x	5.85x	3.73x
PELICAN Street	$828	$572	$261	(7%)	$69	$81	$108	25%	25%	8.27x	7.06x	5.28x

Source: Public filings, S&P Global Market Intelligence, and FactSet as of 2/5/26. Estimates per Wall Street research consensus.
Note: Figures are presented pro forma for capital raises, acquisitions, divestitures, additional employee stock issuances, and minority investments. PELICAN fully-diluted shares outstanding (per TSM): 104.7M basic shares, 12.612M stock options with weighted average strike price of $4.70, 0.225M of RSUs, and 0.575M of PSUs per PELICAN management. Assumes Pelican cash and debt of $240.0M and $4.6M, respectively, as of 12/31/25, with $21M pro forma adjustment for Q1 2026 ATM proceeds.

21

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Selected Precedent Transactions Analysis

(US$ in Millions)

Ann. Date	Target	Acquiror	Enterprise Value	Total Consideration ($M)	% Upfront	Enterprise Value as a Multiple of LTM Revenue	NTM Revenue
11/20/25	Exact Sciences	Abbott	$22,778	$23,789	100%	7.18x	6.29x
11/1/22	Gateway Genomics	Myriad Genetics	100	100	68%	5.00x	—
8/17/22	Genome Diagnostics (GenDx)	Eurobio Scientific	137	137	100%	7.94x	—
1/18/22	GeneDx	Sema4	623	623	76%	5.37x	4.79x
1/9/22	PreventionGenetics	Exact Sciences	190	190	100%	5.28x	—
12/23/21	Ortho Clinical Diagnostics	Quidel	7,983	6,042	100%	3.92x	3.82x
12/23/21	Personal Genome Diagnostics	Labcorp	575	575	78%	26.14x	14.38x
6/1/21	HalioDx	Veracyte	318	318	100%	13.07x	—
3/15/21	GenMark Diagnostics	Roche Holding	1,773	1,832	100%	10.46x	9.70x
3/3/21	Asuragen	Bio-Techne	320	320	67%	10.67x	—
3/2/21	Resolution Biosciences	Agilent Technologies	695	695	79%	19.86x	13.24x
2/3/21	Decipher Biosciences	Veracyte	600	600	100%	15.19x	—
1/5/21	Biotheranostics	Hologic	230	230	100%	6.97x	—
6/22/20	ArcherDX	Invitae	1,400	1,400	64%	27.69x	—
7/29/19	Genomic Health	Exact Sciences	2,597	2,841	100%	6.15x	5.52x
6/19/18	Foundation Medicine	Roche Holding	5,335	5,278	100%	28.41x	19.67x
		Min	$100	$100	64%	3.92x	3.82x
		25th Percentile	296	296	78%	5.95x	5.34x
		Mean	2,853	2,811	89%	12.46x	9.68x
		Median	612	612	100%	9.20x	7.99x
		75th Percentile	1,979	2,084	100%	16.36x	13.52x
		Max	22,778	23,789	100%	28.41x	19.67x
Memo:							
12/5/25	Foresight Diagnostics	Natera	$450	$450	61%	—	—
11/4/24	Ambry Genetics	Tempus AI	600	600	100%	2.00x	1.60x
1/8/24	C2i Genomics	Veracyte	95	95	74%	—	—
4/27/23	Haystack Oncology	Quest Diagnostics	450	450	67%	—	—
5/5/21	Inivata	NeoGenomics	390	390	100%	—	—

Source: Company filings, S&P Global Market Intelligence, press releases, and FactSet as of 2/5/26.
Note: Private company data as of transaction announcement. Public company data per company filings.

22

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Standalone Discounted Cash Flow Analysis Perpetuity Growth Rate Method Discounted to 3/31/26 Calendar Year Ending December 31, Terminal US$ in Millions, except share data (3) Q2-Q4 '26E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E Year Revenue $80 $153 $276 $462 $772 $1,162 $1,585 $1,952 $2,250 $2,548 $2,833 $3,092 $3,310 $3,476 $3,476 % Growth N/A 92% 80% 67% 67% 51% 36% 23% 15% 13% 11% 9% 7% 5% EBITDA ($75) ($91) ($71) ($15) $70 $186 $334 $483 $640 $725 $806 $879 $941 $988 $988 % Margin (94%) (59%) (26%) (3%) 9% 16% 21% 25% 28% 28% 28% 28% 28% 28% 28% Less: D&A (7) (9) (13) (15) (19) (21) (23) (25) (29) (33) (37) (40) (43) (45) (46) EBIT ($82) ($100) ($84) ($31) $51 $165 $311 $457 $611 $692 $769 $839 $899 $944 $942 % Margin (103%) (65%) (30%) (7%) 7% 14% 20% 23% 27% 27% 27% 27% 27% 27% 27% (1) Less: Tax provision (28.0%) — — — — (5) (18) (39) (58) (168) (194) (215) (235) (251) (264) (264) Plus: D&A 7 9 13 15 19 21 23 25 29 33 37 40 43 45 46 Less: Capex (5) (12) (12) (12) (50) (20) (20) (25) (30) (34) (38) (41) (44) (46) (46) Less: Change in NWC 0 (3) 18 (1) 2 (0) 1 (2) (7) (7) (7) (6) (5) (4) (3) Unlevered Free Cash Flow ($80) ($106) ($65) ($28) $18 $148 $275 $398 $434 $490 $546 $597 $640 $674 $675 Present Value of Terminal Value: Enterprise Value: Implied Terminal Rev. Multiple: Discount PV of Cash Rate Flows 3.0% 4.0% 5.0% 3.0% 4.0% 5.0% 3.0% 4.0% 5.0% 16.75% $719 $650 $707 $775 $1,369 $1,427 $1,494 1.57x 1.71x 1.88x 17.75% $651 $541 $586 $638 $1,192 $1,237 $1,289 1.47x 1.59x 1.74x 18.75% $588 $453 $488 $529 $1,041 $1,077 $1,117 1.38x 1.49x 1.62x (4) Plus Net Enterprise Value: Equity Value: Discount Share Price: (2) Rate Cash 3.0% 4.0% 5.0% 3.0% 4.0% 5.0% 3.0% 4.0% 5.0% 16.75% $228 $1,369 $1,427 $1,494 $1,597 $1,655 $1,722 $13.98 $14.48 $15.05 17.75% $228 $1,192 $1,237 $1,289 $1,420 $1,465 $1,517 12.47 12.86 13.30 18.75% $228 $1,041 $1,077 $1,117 $1,269 $1,305 $1,345 11.19 11.49 11.84 Source: Preliminary PELICAN Management Plan for 2026E – 2034E and Management Extrapolation Period for 2035E – 2039E. Note: Present value date of 3/31/26, using mid-year discounting convention. 1. Blended marginal state and federal tax rate per PELICAN Management. Taxes presented net of pre and post-12/31/17 Federal NOLs/credits of $106.1M and $232.2M, respectively per 2024 10-K. NOL balance also includes FY2025 and Q1 2026 operating loss carryforwards of $117.7M. Federal NOLs fully utilized by 2034. 23 2. Assumes cash and debt of $230.5M and $2.5M, respectively, as of 3/31/26, inclusive of $21M pro forma adjustment for Q1 2026 ATM proceeds. 3. Assumes D&A and Capex equate and change in NWC is equal to final year change in NWC as percentage of change in revenue applied to final year projected change in revenue (based on 4.0% perpetuity growth rate). 4. Fully-diluted shares outstanding (per TSM): 104.7M basic shares, 12.612M stock options with weighted average strike price of $4.70, 0.225M of RSUs, and 0.575M of PSUs per PELICAN management.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Premiums Paid Analysis Median Premiums Paid to the One-Day Prior Stock Price – $1.0B to $1.5B Market Capitalization Companies One-Day Premium 25th Percentile 20.5% Median 39.6% 75th Percentile 62.5% 45.0% 41.7% 41.7% 41.4% 41.4% 41.1% 40.3% 39.9% Median One-Day 39.7% 39.6% 39.5% 40.0% Premium: 39.6% 35.0% 30.0% 25.0% 2016 → Today 2017 → Today 2018 → Today 2019 → Today 2020 → Today 2021 → Today 2022 → Today 2023 → Today 2024 → Today 2025 → Today # of 82 65 58 54 47 44 36 29 18 12 Deals Source: Refinitiv Eikon as of 2/5/26. Based on transaction announcement date. Includes majority acquisition transactions involving target companies headquartered in United States. Excludes transactions with premiums <0% and >300% and transactions cancelled, expired, dismissed, withdrawn or liquidated/out of business. 24

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Weighted Average Cost of Capital

Calculation of Unlevered Beta

Company Name	Current Equity Value	Total Debt	Cash & Equivalents	Net Debt / (Net Cash)	Enterprise Value	Net Debt/Equity	Marginal Tax Rate	Levered β[1]	Unlevered β[2]
PELICAN	**$828**	**$5**	**$261**	**($256)**	**$572**	**—**	**28.0%**	**1.66**	**1.66**
Comparable Companies									
Natera, Inc.	$29,797	$80	$1,042	($962)	$28,835	—	25.0%	1.24	1.24
Guardant Health, Inc.	14,807	893	1,300	(407)	14,400	—	25.0%	1.14	1.14
Tempus Ai, Inc.	9,802	1,289	875	414	10,216	4.2%	25.0%	2.19	2.12
Caris Life Sciences, Inc.	6,335	400	802	(402)	5,933	—	25.0%	1.00	1.00
Grail, Inc.	4,779	–	1,014	(1,014)	3,765	—	25.0%	1.83	1.83
Billiontoone, Inc.[3]	4,578	81	482	(400)	4,178	—	25.0%	(0.04)	(0.04)
Veracyte, Inc.	2,845	–	366	(366)	2,479	—	25.0%	1.24	1.24
Adaptive Biotechnologies Corporation	2,801	–	227	(227)	2,574	—	25.0%	1.45	1.45
Genedx Holdings Corp.	2,575	55	172	(117)	2,457	—	25.0%	1.40	1.40
Caredx, Inc.	1,017	–	200	(200)	817	—	25.0%	1.29	1.29
Peer Median	**$4,679**	**$68**	**$642**	**($383)**	**$3,971**	**—**	**25.0%**	**1.29**	**1.29**

Weighted Average Cost of Capital (WACC) Calculation

Target Capital Structure[4]	
Debt / Total Capitalization	—
Equity / Total Capitalization	100.0%
Debt / Equity	—
Leveraging factor[2]	1.000x

Cost of Debt Calculation	
Cost of Debt	n/a
Marginal Tax Rate[5]	28.0%
After Tax Cost of Debt	**—**

Cost of Equity Calculation	
Risk-Free Rate[6]	4.79%
Market Risk Premium[7]	7.31%
Relevered Beta	1.66
Size Premium[8]	0.88%
Cost of Equity	**17.80%**

Weighted Average Cost of Capital	**17.80%**
Weighted Average Cost of Capital - Low	**16.75%**
Weighted Average Cost of Capital - High	**18.75%**

Source: Bloomberg, S&P Global Market Intelligence, U.S. Treasury, and Kroll 2024 Cost of Capital Navigator.
1. Beta represents Bloomberg's historical, adjusted, levered two-year daily beta as of 2/5/26 (or since listing, if trading history is shorter).
2. Unlevered Beta = Levered Beta / [1 + (1 – Tax Rate) * Net Debt / Equity Value]. Levered Beta = Unlevered Beta * [1 + (1 – Tax Rate) * Net Debt / Equity Value].
3. BLLN levered and unlevered betas excluded from median of peer set due to recency of IPO.
4. Target capital structure per management projections.
5. Blended marginal state and federal tax rate per PELICAN Management.
6. 20-Year United States Treasury yield as of 2/5/26.
7. Expected U.S. Equity Risk Premium versus Long-Term U.S. Treasury Bonds per Kroll 2024 cost of capital navigator.
8. Kroll cost of capital navigator as of 2024 size premium reflects Decile 8 for market cap of $731.19M-$1,417.45M.

25

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Illustrative Present Value of NOLs (US$ in Millions) Calendar Year Ending December 31, Q2-Q4 '26E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E (1) $456.0 $538.1 $638.4 $722.1 $752.8 $706.1 $574.0 $347.3 $13.8 - Beginning Balance Ending Balance 538.1 638.4 722.1 752.8 706.1 574.0 347.3 $13.8 - - Total Federal Tax Savings - - - - $9.8 $27.7 $47.6 $70.0 $2.9 - Discount Period 0.375 1.250 2.250 3.250 4.250 5.250 6.250 7.250 8.250 9.250 Discount Factor (17.75% Discount Rate) 94% 82% 69% 59% 50% 42% 36% 31% 26% 22% PV of Unlevered FCF - - - - $4.9 $11.8 $17.1 $21.4 $0.8 - Implied NPV of Federal NOLs Implied NPV of Federal NOLs $56.0 16.75% $59.1 (2) 113.441 / Shares Outstanding Cost of Equity 17.75% 56.0 Implied NPV of Federal NOLs, Per Share $0.49 18.75% 53.1 Source: Preliminary PELICAN Management Plan for 2026E – 2034E, Management Extrapolation Period for 2035E – 2039E, and public filings. Note: Does not consider Section 382 limitations; reflects Federal NOLs. Per PELICAN management, assumes pre-12/31/17 Federal NOLs of $106.1M subject to 100% utilization, post-12/31/17 Federal NOLs of 26 $232.2M subject to 80% utilization as of 12/31/24 and NOLs during 2025 and Q1 2026 of $117.7M. Federal NOLs fully utilized by 2034. 1. Beginning balance based on sum Federal NOLs and Federal R&D tax credits of $338.3M as of 12/31/24 per PELICAN Form 10-K and NOLs during 2025 and Q1 2026 of $117.7M per PELICAN management. 2. Shares outstanding per discounted cash flow midpoint.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Preliminary External Perspectives on Toucan 27

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Toucan Company Snapshot

Business Overview

- **Fast-growing healthcare technology company** providing diagnostics solutions, leveraging AI to connect laboratory results to a patient's own clinical data, providing personalized results
  - **Genomics**, which leverages laboratories to provide NGS diagnostics, PCR profiling and other anatomic and molecular pathology testing to healthcare providers
  - **Data and Services**, which facilitates drug discovery and development for life sciences companies through two products:
    - **Insights:** Provides researchers with access to multimodal healthcare data and a suite of analytic and cloud-and-compute tools for discovery, R&D and commercialization
    - **Trials:** Leverages network of physicians to provide clinical trial matching services for pharmaceutical companies

Public Market Overview

Capitalization

Current Share Price	**$52.44**
Prem. / (Disc.) vs. 52-Wk. High	*(49%)*
Prem. / (Disc.) vs. 52-Wk. Low	*41%*
Diluted Shares Outstanding	*186.9*
Implied Equity Value	**$9.8**
Plus: NCI	–
Plus: Debt(2)	1.3
(Less): Cash	(0.9)
Implied Enterprise Value	**$10.2**

Trading Multiples

	EV / Revenue	EV / EBITDA
Multiples		
CY'25A	8.0x	NM
CY'26E	6.5x	NM
CY'27E	5.2x	NM
Metrics		
CY'25A	$1.3	$0.0
CY'26E	1.6	0.1
CY'27E	2.0	0.2

Financial Profile


Sales by Segment ($mm)
'23A-'28E CAGR
+35%
+29%
+38%
Data and Services
Genomics
Ambry Genetics
Paige
$532
169
363
$693
242
452
$1,271
316
955
$1,578
414
1,164
$1,964
524
1,440
$2,388
595
1,793
2023A
2024A
2025A
2026E
2027E
2028E

	2023A	2024A	2025A	2026E	2027E	2028E
WholeCo Growth %:						
	+66%	*+30%*	*+83%*	*+24%*	*+24%*	*+22%*
Genomics Growth %:						
	+83%	*+24%*	*+30%(1)*	*+22%*	*+24%*	*+25%*

Key Management



Eric Lefkofsky
Founder and CEO
- Founded in August of 2015
- Previously co-founded Pathos AI, Groupon and Mediaocean



Jim Rogers
CFO
- Appointed April 2021
- Previously held senior FP&A positions at Groupon



Terron Bruner
Chief Commercial Officer
- Appointed April 2021
- Previously Sr. Sales Leader of HCLS at Amazon Web Services



Mike Yasiejko
President
- Appointed January 2026, previously EVP of Genomics
- Previously Associate Partner at Bain

Source: Company filings, FactSet and Wall Street Research as of 2/5/26. Note: Dollars in billions unless otherwise noted. (1) Reflects organic growth rate (excluding Ambry). (2) Includes senior secured term loan, 0.75% Convertible Senior Notes due 2030, and Convertible Promissory Note due 2030.

28

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Toucan Share Price Performance Since IPO

Share Price Performance

	YTD	1-Yr	Since IPO
Toucan	(11%)	(24%)	+30%
Peers[1]	(7%)	(14%)	+22%



Toucan
Peers(1)
$110
$100
$90
$80
$70
$60
$50
$40
$40
$30
$20
Jun-24
Sep-24
Dec-24
Mar-25
Jun-25
Sep-25
Dec-25
8/16/24: Expanded collab. with Pelican incl. $36mm investment (19.3% PF ownership)
11/4/24: Announced Ambry acquisition ($375mm cash + $225mm stock) and Q3'24 earnings
12/16/24: Expanded collab. with Pelican for biopharma access
1/21/25: Announced national launch of Olivia, AI-enabled personal health concierge app
2/13/25: Announced collaboration with IFLI for AI-driven lymphoma therapy development
2/24/25: Announced FY'24 earnings; $693mm of revenue with ~30% YoY revenue growth
6/30/25: Announced pricing of upsized 0.75% $750mm Convertible Senior Notes due 2030 (over-allotment exercised)
7/9/25: Expanded collab. with Pelican for CRC
8/22/25: Announced acquisition of Paige for $81mm (predominantly paid in Toucan stock)
9/11/25: Received FDA special 510(k) clearance for updated Pixel cardiac imaging platform
11/4/25: Announced Q3'25 earning; projecting positive FY'25 adj. EBITDA
1/11/26: Announced prelim. FY'25 earnings; $1.27bn in revenue with ~83% YoY revenue growth
$52
+30%
$49
+22%

Distribution of Trading Volume Since IPO



# of shares (in mm)
% distribution
75
2%
469
15%
1,207
39%
878
29%
414
13%
30
1%
$20 - $35
$35 - $50
$50 - $65
$65 - $80
$80 - $95
$95 - $110

Source: FactSet as of 2/5/26. (1) Peers includes Natera, Guardant, Caris, Grail, BillionToOne, Adaptive, Veracyte, GeneDx, 10x Genomics, Pelican and CareDx.

29

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Toucan Wall Street Perspectives Current Price: $52.44 Median PT = +62% vs. current Valuation Revenue EBITDA Broker Price Target Method Metric 2026E 2027E 2026E 2027E $105 Buy Revenue Multiple 11.5x 2027E EV/Rev., 10% Discount $1,580 $1,950 $65 $175 (Mark Massaro) -- 1,578 1,958 70 139 $100 Buy (Mark Schappel) $100 Buy Revenue Multiple 12.2x 2026E EV/Rev. 1,581 -- 76 -- (Ryan MacDonald) Revenue Multiple 11.0x 2026E EV/Rev. 1,589 2,001 55 173 $95 Buy (Subbu Nambi) -- $89 Buy Revenue Multiple 11.0x NTM EV/Rev. 1,544 -- -- -- (Yi Chen) DCF DCF @ 7.1% WACC, 3.0% PGR 1,570 1,970 79 221 $85 Buy (Kallum Titchmarsh) -- $85 Hold 1,573 -- 89 -- (Dan Arias) -- DCF 1,592 1,976 65 216 $80 Buy (Kyle Mikson) DCF DCF @ 8.6% WACC, 5.0% PGR 1,549 1,874 92 186 $80 Hold (Casey Woodring) -- Revenue Multiple ~9.5x 2Y Forward EV/Rev. 1,547 1,876 -- -- $80 Hold (David Westenberg) -- 1,583 2,035 154 -- $76 Hold (Dan Brennan) -- NA Hold 1,575 -- 88 -- (Andrew Brackmann) Memo: Revenue Multiple 7x 2027E EV/Rev. 1,578 -- 75 -- NA Hold $60-$65 / share (Doug Schenkel) Median $85 $1,578 $1,964 $76 $180 30 Source: Wall Street Research and FactSet as of 2/5/26. Note: dollars in millions, except per share amounts.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Toucan Stock Price Perspectives Toucan Share Price Implied Revenue Multiples Value Δ vs. Curr. 2026E 2027E Wall Street Price Target High $105.00 +100% 12.3x 9.9x (10/8/25) 52-Week High 103.25 +97% 12.1x 9.7x Wall Street Price Target Median 85.00 +62% 9.9x 7.9x 90-Day VWAP 76.42 +46% 8.8x 7.1x Wall Street Price Target Low 76.00 +45% 8.8x 7.1x 30-Day VWAP 64.39 +23% 7.4x 6.0x Current / At Market $52.44 -- 6.0x 4.8x (4/8/25) 52-Week Low 37.23 (29%) 4.2x 3.4x (6/25/24) All-Time Low 24.96 (52%) 2.7x 2.2x 31 Source: Bloomberg, Wall Street research and FactSet as of 2/5/26.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Toucan Wall Street Financial Expectations Revenue EBITDA $1,237 $3,812 $3,313 $3,090 $820 $3,263 $757 $2,834 $2,481 $2,833 $2,388 $478 $424 $2,035 $302 $1,964 $2,280 $221 $180 $154 $1,592 $278 $1,578 $1,874 $232 $76 $189 $1,544 $139 $55 2026E 2027E 2028E 2029E 2030E 2026E 2027E 2028E 2029E 2030E Memo: # of Est. Memo: # of Est. 14 9 6 3 3 12 7 4 3 2 Memo: % Growth Memo: % Growth 25% 24% 22% 19% 17% n.m. 138% 67% 40% 79% WS High WS Low WS Median 32 Source: FactSet and Wall Street research. Note: Dollars in millions.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Selected Publicly-Traded Life Sciences Companies Selected diagnostics and life-sciences tools companies Market Revenue ($bn) EV/ EV / (1) Company Cap. ($bn) EV ($bn) 2026E 2027E 2028E '26-'28E CAGR NTM Rev. LTM EBITDA Natera $29.8 $28.8 $2.6 $3.1 $3.6 18% n.m. 10.9x Guardant 14.8 14.4 1.2 1.6 2.0 27% n.m. 11.4x Caris 6.3 5.9 1.0 1.2 1.4 21% n.m. 5.9x Grail 4.8 3.8 0.2 0.2 0.3 34% n.m. n.m. BillionToOne 4.6 4.2 0.4 0.5 0.7 32% n.m. 10.2x Veracyte 2.8 2.5 0.6 0.6 0.7 12% 26.7x 4.3x Adaptive 2.8 2.6 0.3 0.3 0.4 21% n.m. 9.5x GeneDx 2.6 2.5 0.5 0.7 0.8 20% n.m. 4.5x 10x Genomics 2.4 1.9 0.6 0.7 0.7 8% n.m. 3.0x CareDx 1.0 0.8 0.4 0.5 0.5 12% 20.7x 1.9x Pelican 0.8 0.6 0.1 0.1 0.1 28% n.m. 6.6x 75th Percentile 27% 25.2x 10.0x Median 21% 23.7x 6.3x 25th Percentile 15% 22.2x 4.4x Toucan $9.8 $10.2 $1.6 $2.0 $2.4 23% n.m. 6.3x 33 Source: FactSet and Wall Street research as of 2/5/26. Note: Dollars in USD. EBITDA peer multiples range bound between 0 and 30. Revenue peer multiples range bound between 0 and 20. (1) Reflects EBITDA burdened by SBC expense.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Appendix 34

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican Analysis at Various Prices Premium / (Discount) vs. Curr. All Stock Consideration 70% Stock, 30% Cash Implied Pro Forma Pro Forma Implied % Prem. % Prem. % Prem. Implied Transaction Value / Price Equity Transaction 1-Day 30-Day 52W High Exchange Pelican Exchange Pelican Prelim. Mgmt. Revenue Consensus Revenue (1) (2) (3) (4) (3) (4) per Share Value Value (1/28/26) VWAP (1/22/26) Ratio Ownership Ratio Ownership 2026E 2027E 2026E 2027E $7.42 $828 $572 – (20%) (34%) 0.1414x 7% 0.0990x 5% 5.9x 3.7x 7.1x 5.3x 10.00 1,130 874 +35% +8% (11%) 0.1907x 9% 0.1335x 7% 8.9x 5.7x 10.8x 8.1x 11.00 1,247 991 +48% +19% (2%) 0.2098x 10% 0.1468x 7% 10.1x 6.5x 12.2x 9.2x 12.00 1,364 1,108 +62% +30% +7% 0.2288x 11% 0.1602x 8% 11.3x 7.2x 13.7x 10.2x 13.00 1,482 1,225 +75% +41% +16% 0.2479x 12% 0.1735x 9% 12.5x 8.0x 15.1x 11.3x 14.00 1,599 1,343 +89% +52% +24% 0.2670x 13% 0.1869x 9% 13.7x 8.8x 16.6x 12.4x 15.00 1,716 1,460 +102% +63% +33% 0.2860x 13% 0.2002x 10% 14.9x 9.5x 18.0x 13.5x 16.00 1,834 1,578 +116% +73% +42% 0.3051x 14% 0.2136x 10% 16.1x 10.3x 19.5x 14.6x 17.00 1,951 1,695 +129% +84% +51% 0.3242x 15% 0.2269x 11% 17.4x 11.1x 20.9x 15.7x 18.00 2,069 1,813 +143% +95% +60% 0.3432x 16% 0.2403x 12% 18.6x 11.8x 22.4x 16.8x 19.00 2,187 1,930 +156% +106% +69% 0.3623x 17% 0.2536x 12% 19.8x 12.6x 23.8x 17.8x 20.00 2,304 2,048 +170% +117% +78% 0.3814x 17% 0.2670x 13% 21.0x 13.4x 25.3x 18.9x Metrics $7.42 $9.22 $11.25 $52.44 $52.44 $98 $153 $81 $108 Source: Pelican Management, public filings, FactSet, and Bloomberg as of 2/5/26. Note: Dollars in millions, except per share data. Analysis assumes Toucan’s $750mm principal amount of convertible senior notes due 7/15/30 with a conversion price of $84.19 is treated as debt. (1) Based on fully diluted Pelican shares outstanding: basic shares of 104.7mm as of 2/1/26 and dilution under treasury stock method (TSM) of 12.6mm stock options with a weighted-average exercise price (WAEP) of $4.70 as of 2/1/26, 0.2mm RSUs as of 9/30/25, and 0.6mm PSUs all as of 9/30/25. (2) Based on $261mm cash and cash 35 equivalents as of 12/31/25 pro forma for Jan-26 ATM offering and $5mm of software loans treated as debt as of 12/31/25. (3) Based on Toucan’s spot (current) price of $52.44 (as of 2/5/26). (4) Adjusted to reflect Toucan’s existing ownership of 12,718,800 Pelican shares, which are excluded from purchase consideration and pro forma ownership.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Preliminary Management Plan in Context: Illustrative Benchmarking (1) Market Revenue 2025E Gross Profit 2025E SG&A Expense 2025E R&D Expense 2025E EBITDA Company Cap. ($bn) 2024A 2025E $ % $ % $ % $ % $9.8 $693 $1,265 $799 63% $699 55% $170 13% $1 0% Toucan 29.8 1,697 2,222 1,419 64% 1,176 53% 625 28% (323) NM 14.8 739 969 629 65% 575 59% 331 34% (210) NM Median $739 $1,265 $799 64% $699 55% $331 28% ($210) 0% Pelican (2) $0.8 $1,952 2,250 $1,597 71% $760 34% $226 10% $640 28% Mgmt. (2034E) 36 Source: Pelican Management and FactSet as of 2/5/26. Note: Dollars in millions unless stated otherwise. Reflects calendarized figures. (1) Reflects EBITDA burdened by SBC expense. (2) Reflects 2033E estimates.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Pelican + Toucan: Side By Side PMOs

Pelican

Public Market Overview	
Price as of 02/5/26	$7.42
Prem. / (Disc.) vs. 52-Wk. High	*(34%)*
Prem. / (Disc.) vs. 52-Wk. Low	*147%*
Fully Diluted Shares Outstanding[(1)]	111.7
Equity Value	**$828**
(Less): Cash as of 12/31/25[(2)]	(261)
Plus: Debt as of 12/31/25[(3)]	5
Plus: NCI	–
Enterprise Value	**$572**

Trading Multiples (Based on WS Consensus)		
EV / Sales	$mm	Multiple
2026E	$81	7.1x
2027E	108	5.3x
2028E	132	4.3x
EV / EBITDA		
2026E	($81)	NM
2027E	(66)	NM
2028E	(26)	NM

Toucan

Public Market Overview	
Price as of 02/5/26	$52.44
Prem. / (Disc.) vs. 52-Wk. High	*(49%)*
Prem. / (Disc.) vs. 52-Wk. Low	*41%*
Fully Diluted Shares Outstanding[(4)]	186.9
Equity Value	**$9,802**
(Less): Cash as of 9/30/25[(5)]	(875)
2030 Convertible Promissory Note	239
2030 Convertible Senior Notes	750
Revolving Credit Facility	100
Term Loan	200
Plus: Debt as of 9/30/25	1,289
Plus: NCI	–
Enterprise Value	**$10,216**

Trading Multiples (Based on WS Consensus)		
EV / Sales	$mm	Multiple
2026E	$1,578	6.5x
2027E	1,964	5.2x
2028E	2,442	4.2x
EV / EBITDA		
2026E	$76	NM
2027E	180	NM
2028E	302	NM

Source: Company filings and FactSet as of 2/5/26. Note: Dollars in millions unless otherwise noted. (1) Based on 104.7mm basic shares outstanding as of 2/1/26 and dilutive impact under treasury stock method (TSM) of 12.6mm stock options with a weighted average exercise price (WAEP) of $4.70 as of 2/1/26, 0.2mm RSUs as of 9/30/25, and 0.6mm PSUs as of 9/30/25. (2) Based on $261mm cash and cash equivalents as of 12/31/25 pro forma for Jan-26 ATM offering. (3) Based on $5mm of software loans treated as debt as of 12/31/25. (4) Based on 177.9mm basic shares outstanding as of 10/30/25 and dilutive impact under treasury stock method (TSM) of 6.4mm RSUs and 2.6mm PSUs as of 9/30/25. (5) Based on cash and cash equivalents of $656mm, marketable securities of $104mm, long term investments of $21mm, and investment in joint venture of $94mm.

37

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only – Pelican + Toucan: Relative Exchange Ratios Over Time Exchange ratio over time in stock-for-stock transaction (displayed at no premium deal) Favorable to Pelican Exchange Ratio Statistics 0.20x Current 0.14x Minimum (7/02/24) 0.03x High: 0.18x 0.18x Maximum (1/02/25) 0.18x 3-Month Average 0.13x 6-Month Average 0.11x 0.16x 12-Month Average 0.09x 0.14x 0.12x Current: 0.14x 0.10x 0.08x 0.06x 0.04x Toucan IPO Low: 0.03x 0.02x 0.00x Favorable to Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Toucan 38 Source: FactSet as of 2/5/26. Note: Exchange ratio is calculated as Pelican’s share price divided by Toucan’s share price.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Pelican + Toucan: Top 20 Shareholders Overlap

Pelican Top 20 Shareholders

Holder	Shares (mm)[1]	Value ($mm)	% Ownership[2]
Merck	14.0	$104	13.4%
T. Rowe Price	12.9	96	12.3%
Toucan	12.7	94	12.1%
Lightspeed	8.2	61	7.8%
ARK	7.9	59	7.6%
BlackRock	5.0	37	4.8%
AIGH	3.9	29	3.7%
Threadneedle	3.5	26	3.3%
abrdn	3.2	24	3.1%
Vanguard	2.7	20	2.5%
Kennedy	1.9	14	1.8%
Blue Water Life Science	1.7	12	1.6%
Geode	1.3	10	1.3%
Millennium	1.2	9	1.2%
SSgA Funds	0.9	7	0.9%
Dimensional Fund	0.8	6	0.8%
Amova	0.6	4	0.6%
Goldman Sachs	0.5	4	0.5%
Michigan Dep. of Treasury	0.3	3	0.3%
Renaissance Technologies	0.3	2	0.3%
Top 20	**83.8**	**$622**	**80.1%**

Toucan Top 20 Shareholders

Holder	Shares (mm)	Value ($mm)	% Ownership[3]
Baillie Gifford	8.7	$458	4.9%
Vanguard	8.7	457	4.9%
Red Sky	8.1	423	4.5%
ARK	7.2	376	4.0%
Amova	7.0	365	3.9%
SoftBank	5.4	283	3.0%
BlackRock	5.4	282	3.0%
JPMorgan	3.8	200	2.1%
Jennison Associates	2.2	117	1.3%
UBS	2.1	111	1.2%
D. E. Shaw	2.0	106	1.1%
Morgan Stanley	1.8	93	1.0%
Geode	1.7	91	1.0%
Voloridge	1.6	84	0.9%
Alphabet	1.6	81	0.9%
SSgA Funds	1.5	77	0.8%
Bank of America	1.5	77	0.8%
Franklin Mutual	1.5	76	0.8%
BNP Paribas	1.3	67	0.7%
Two Sigma	1.2	65	0.7%
Top 20	**74.2**	**$3,892**	**41.7%**

Common Cross Shareholders (highlighted: Toucan, ARK, BlackRock, Vanguard, Geode, SSgA Funds, Amova)

39

Source: FactSet as of 2/5/26. Note: Excludes insider ownership. (1) As of 12/31/2025. Does not reflect change in position resulting from the ATM offering in Jan-26. (2) Total number of shares based on 104.7mm basic shares of Pelican common stock outstanding as of 2/1/26. (3) Based on 177.9mm basic shares of Toucan common stock outstanding as of 10/30/25.

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Reference Only:
Precedent Life Sciences Stock Heavy Transactions

Selected Stock-Heavy Life Sciences Deals Since 2013

Annc. Date	Target	Acquiror	Offer Val. ($mm)	% Stock	1-Day Prem.	Exchange Ratio	Stock Reaction: Acquiror vs. Unaffected 1-Day	Stock Reaction: Acquiror vs. Unaffected 1-Mo	Economic Ownership T	Economic Ownership A	Board Seats T	Board Seats A	Mgmt Chmn	Mgmt CEO	HQ
10/14/25	Astria	BioCryst	$920	34%	53%	Fixed Ratio	(9%)	(2%)	15%	85%	9%	91%	A		A
06/12/25	CureVac	BioNTech	1,250	100%	34%	Fixed Val. Collar	1%	7%	5%	95%	NA	NA	A		A
08/08/24	Exscientia	Recursion	688	100%	9%	Fixed Ratio	4%	(7%)	26%	74%	18%	82%	A		A
04/25/23	Spectrum	Assertio	248	100%	65%	Fixed Ratio	(22%)	(0%)	35%	65%	17%	83%	A		A
02/09/23	NuVasive	Globus Medical	3,142	100%	25%	Fixed Ratio	(22%)	(29%)	28%	72%	27%	73%	A		A
12/23/21	Ortho Clinical	Quidel	6,042	71%	25%	Fixed Ratio	(17%)	(37%)	38%	62%	33%	67%	A		A
05/05/21	Chiasma	Amryt	327	100%	79%	Fixed Ratio	(12%)	(10%)	40%	60%	20%	80%	A		A
01/12/21	Cantel	STERIS	3,600	80%	(1%)	Fixed Ratio	(3%)	(9%)	14%	86%	–	100%	A		A
12/12/20	Alexion	AstraZeneca	39,039	65%	44%	Fixed Ratio	(5%)	(7%)	15%	85%	13%	88%	A		A
07/29/19	Genomic Health	Exact Sciences	2,841	62%	11%	Fixed Val. Collar	(0%)	4%	9%	91%	0%	100%	A		A
06/25/19	Allergan	AbbVie	62,751	36%	45%	Fixed Ratio	(13%)	24%	17%	83%	14%	86%	A		A
01/03/19	Celgene	Bristol	74,404	47%	54%	Fixed Ratio	(11%)	20%	31%	69%	13%	88%	A		A
04/23/17	C.R. Bard	Becton Dickinson	23,824	30%	25%	Fixed Ratio	(4%)	1%	15%	85%	15%	85%	A		A
03/16/16	Skyepharma	Vectura Group	630	100%	NA	Fixed Ratio	8%	21%	38%	62%	67%	33%	A		A
01/11/16	Baxalta	Shire	31,743	61%	37%	Fixed Ratio	(3%)	(19%)	34%	66%	20%	80%	A		A
06/04/15	Bio-Reference Labs	Opko Health	1,462	100%	60%	Fixed Ratio	(15%)	(15%)	14%	86%	–	100%	A		A
05/06/15	Synageva	Alexion	8,936	50%	136%	Fixed Ratio	(3%)	(5%)	12%	88%	9%	91%	A		A
09/16/14	Auxilium	Endo	2,541	60%	55%	Fixed Ratio	6%	(6%)	11%	89%	–	100%	A		A
06/15/14	Covidien	Medtronic	42,900	62%	29%	Fixed Ratio	(1%)	5%	30%	70%	0%	100%	A		T
11/05/13	Paladin	Endo	1,582	98%	20%	Fixed Ratio	29%	51%	23%	78%	–	100%	A	A / T[1]	A
07/29/13	Elan	Perrigo	8,602	63%	56%	Fixed Ratio	(6%)	(10%)	29%	71%	–	100%	A		A
04/24/13	Prolor	Opko Health	483	100%	20%	Fixed Ratio	(0%)	(2%)	18%	82%	30%[2]	70%	A		A
05/20/13	Warner Chilcott	Actavis	5,167	100%	34%	Fixed Ratio	19%	17%	23%	77%	–	100%	A		A
75th percentile				**100%**	**54%**		**1%**	**6%**	**31%**	**85%**	**20%**	**100%**			
Median				**71%**	**36%**		**(3%)**	**(2%)**	**23%**	**78%**	**13%**	**88%**			
25th percentile				**60%**	**25%**		**(12%)**	**(9%)**	**15%**	**70%**	**0%**	**80%**			
Memo:															
11/06/24	Ambry Genetics[3]	Toucan	$600	38%	NA	Fixed Ratio	28%	13%	3%	97%	0%	100%	A		A

Source: Public filings and FactSet. Note: Includes deals greater than ~$300mm upfront and greater than one-third stock. Dollars in millions. (1) Following completion of the transaction, Paladin Labs continued to operate as a separate company in Montreal under the combined company and led by the Paladin Labs management team; the combined company was led by the Endo management team. (2) OPKO board included three members who also served as board members of Prolor; composition of board didn't change following the merger. (3) Ambry Genetics was a private company.

40

– Preliminary Draft: Highly Confidential & For Discussion Purposes Only –

Strategic Landscape: Potential Strategic Counterparties

	Company	Mkt. Cap	Total Revenue '26E	Total Revenue '28E	Total Revenue CAGR	Acq. Cap Cash[1]	Acq. Cap Debt[2]	Acq. Cap Equity[3]	Acq. Cap Total	MRD Portfolio Tumor Naïve	MRD Portfolio Personalized	Selected BD
	Toucan	$9.8	$1.6	$2.4	+23%	$0.4	–	$2.0	$2.3	✓ xM MRD	~ NeXT Personal[4]	Pelican, Ambry Genetics, Paige
Tier 1	natera	$29.8	$2.6	$3.6	+18%	$0.5	–	$6.0	$6.5	✓ Latitude	✓ Signatera	Foresight Diagnostics
Tier 1	Guardant	14.8	1.2	2.0	+27%	0.8	–	2.8[5]	3.6	✓ Guardant Reveal	✗	--
Tier 1	Caris Life Sciences	6.3	1.0	1.4	+21%	0.3	0.4	1.3	2.0	✗	✗	--
Tier 2	Roche	$324.2	$80.8	$88.7	+5%	$14.0	$56.3	$64.8	$135.1	✓ AVENIO	✗	Foundation Medicine, GenMark Dx, lumiraDx, flatiron
Tier 2	Abbott	189.7	47.8	54.9	+7%	–	26.3	37.9	64.2	✗	✓ Oncodetect	Exact Sciences
Notif. Oblig.	MERCK	$297.2	$66.9	$74.1	+5%	$0.0	$25.0	$59.4	$84.5	✗	✗	--

Other: Adaptive, danaher, GeneDx, GRAIL, HOLOGIC, labcorp, Myriad genetics, QIAGEN, Quest Diagnostics, veracyte

Source: Public filings and FactSet as of February 2026. Note: Dollars in billions. (1) Assumes minimum cash of $5bn for companies >$150bn market cap and $500mm for companies <$150bn market cap. (2) Assumes max gross leverage of 3.0x based on NTM EBITDA for companies >$150bn market cap and 4.0x for companies <$150bn market cap. (3) Assumes an equity issuance of 20% of current equity value. (4) In Nov-23, Toucan entered into a strategic collaboration with Pelican to develop and co-commercialize NeXT Personal Dx. (5) Based on 20% of basic market capitalization, excludes shares issuable for in-the-money convertible notes.

41